Exhibit 99.2 Press Release of Alcan Inc., dated June 12, 2006
A

Press Release

FOR IMMEDIATE RELEASE
ALCAN CEO, DICK EVANS, CALLS ON ALUMINUM INDUSTRY
TO REMAIN FOCUSED ON LONG-TERM SUSTAINABLE PRACTICES IN FACE OF COMMODITIES BOOM

•	Current commodities boom driven by a combination of structural and cyclical factors

•	Low-cost production, advanced technology, quality assets, and sustainable business approach remain key factors for long-term success in the industry.

Montreal, Canada - June 12, 2006 - Speaking at the CRU’s 11th World Aluminum Conference in Montreal, Canada today, Alcan Inc.’s (NYSE, TSX: AL) President and Chief Executive Officer, Dick Evans, highlighted that the global aluminum industry must maintain its focus on the fundamentals to avoid making poor decisions in light of the current commodities boom.

In his address to delegates and experts from the global aluminum industry, Mr. Evans said, “The near term aluminum industry outlook has changed dramatically for the better over the past year. Regardless of whether this upswing is cyclical or structural, we must look beyond the present hype in the marketplace and acknowledge that the key to success remains the same as before: a successful long-term strategy driven by low-cost production, advanced technology, ownership of quality assets, and a sustainable approach to business.”

In assessing the current strength in aluminum prices, Mr. Evans discussed four key factors he believes will determine the future direction of prices:

•	The purchasing power of the US dollar;
•	High energy prices;
•	Alumina prices; and
•	Economic growth, particularly in China.

The combination of these factors, Mr. Evans said, are responsible for the current strong prices. The future shortfall in the global aluminum supply/demand balance, will be primarily filled by regions such as China, the Middle, East, and Russia, followed closely by India Brazil and Africa, he believes. “All six are already working with industry leaders, such as Alcan, to bring them capital, technology, best operating practices, management capability and sustainable business models,” said Mr. Evans.

As an example of Alcan’s approach to growth, Mr. Evans stated that the Company has targeted for more than 50% of its alumina and smelting production to be in the lowest quartile of the world cost curve. Alcan also has a strategy to self generate more than half its electricity needs, which in turn helps in the reduction of GHG emissions. Alcan is also continuing to invest in leading alumina and smelting technology, and to own and participate in the industry’s most modern and efficient installations wherever these opportunities exist in the world.

“Whether aluminum is at US$1,500 or US$3,000/tonne, our industry has to remember that the basic equation of energy plus resources plus technology equals success has not changed. For Alcan, this means pursuing a strategy of sustainable long-term growth,” concluded Mr. Evans.

Mr. Evans’ speech as well as the presentation will be made available on the Company’s website at www.alcan.com.

Alcan (NYSE, TSX: AL) is a leading global materials company, delivering high quality products, engineered solutions and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today’s Alcan is well positioned to meet and exceed its customers’ needs. Alcan has 65,000 employees in 59 countries and regions, posted revenues of US$20.3 billion in 2005 and was selected as a Super-Sector Leader on the Dow Jones Sustainability World Index. For more information, please visit: www.alcan.com.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com